Exhibit 99.1

                Clear Channel Reports Third Quarter 2005 Results


     SAN ANTONIO--(BUSINESS WIRE)--Oct. 24, 2005--Clear Channel Communications Inc. (NYSE:CCU) today reported results for its third quarter ended September 30, 2005.
     The Company reported revenues of $2.7 billion in the third quarter of 2005, a 1% increase from the $2.6 billion reported for the third quarter of 2004. Clear Channel's net income and diluted earnings per share were $205.5 million and $.38 per diluted share during the third quarter of 2005. This compares to net income and diluted earnings per share of $261.2 million and $.44 per diluted share during the third quarter of 2004.
     Mark Mays, President and Chief Executive Officer, commented, "We continued to make progress in each of our businesses in the third quarter. For the second consecutive quarter Clear Channel Radio experienced sequential financial improvement over the previous quarter. This performance is a direct result of our recent ratings successes combined with our progress in developing a market for shorter-length spots. Meanwhile, we delivered double-digit revenue growth in our outdoor business, both domestically and internationally. We also grew revenues at Clear Channel Entertainment. Our results this quarter highlight that Clear Channel is executing its strategy and building a strong foundation for each of our businesses to prosper in the years to come."

Revenue and Operating Expenses by Division
------------------------------------------

                                      Three Months Ended
(In thousands)                            September 30,
                                    -------------------------    %
                                        2005         2004      Change
                                    ------------ ------------ --------
 Revenue
---------
 Radio Broadcasting                    $919,245     $960,066   (4.3%)
 Outdoor                                668,003      600,166   11.3%
 Live Entertainment                     983,454      974,675    0.9%
 Other                                  145,120      147,313   (1.5%)
 Eliminations                           (38,943)     (33,347)
                                    ------------ ------------
Consolidated revenue                 $2,676,879   $2,648,873    1.1%
                                    ============ ============

 Divisional operating expenses
-------------------------------
 Radio Broadcasting                    $546,615     $538,179    1.6%
 Outdoor                                483,379      431,383   12.1%
 Live Entertainment                     897,959      883,645    1.6%
 Other                                  120,264      117,334    2.5%
 Eliminations                           (38,943)     (33,347)
                                    ------------ ------------
Consolidated divisional
 operating expenses                  $2,009,274   $1,937,194    3.7%
                                    ============ ============
*T

     Included in the Company's third quarter 2005 revenue and operating expenses are approximately $4.5 million and $4.0 million, respectively, of foreign exchange declines compared to the same period of 2004 due to the strengthening of the U.S. dollar relative to the Company's international functional currencies.

     Radio Broadcasting

     Clear Channel Radio's revenues declined 4% to $919.2 million during the third quarter of 2005 compared to the same period of 2004. The decline includes a reduction of approximately $4.3 million from non-cash trade revenues. Both local and national revenues were down for the quarter as well, primarily from the reduction in commercial minutes made available for sale on the Company's radio stations. As a result, some of the Company's larger advertising categories declined during the quarter, including automotive and retail. Yield, or revenue divided by total minutes of available inventory, experienced an increase each month of the third quarter. The Company's 30- and 15-second commercials as a percent of total commercial minutes available was higher in the third quarter than in the first six months of the year. Average unit rates were also higher during the third quarter than during the first six months of the year.
     Divisional operating expenses were up $8.4 million during the third quarter of 2005 compared to the same period of 2004. Driving the increase were promotion and advertising as well as programming and content expenses.

     Outdoor

     The Company's outdoor advertising revenue increased 11% to $668.0 million during the third quarter of 2005 compared to the same period of 2004. Included in the third quarter 2005 results is an approximately $1.7 million increase related to foreign exchange compared to the third quarter of 2004. During the third quarter of 2005, the Company acquired a controlling majority interest in Clear Media Limited (a Chinese outdoor company), which it had previously accounted for as an equity method investment. As a result, the Company consolidated approximately $22.9 million in revenue from Clear Media, which is included in the revenue growth.
     Outdoor advertising expenses increased 12% to $483.4 million during the third quarter of 2005 compared to the same period of 2004. Included in the increase is approximately $1.4 million from increases in foreign exchange. The Company's consolidation of Clear Media contributed approximately $12.5 million to the increase. Also, the Company restructured its business in France during the third quarter of 2005 and recorded approximately $26.6 million in restructuring costs.

     --  Domestic Outdoor

     The Company's domestic revenue increased $31.6 million to $317.7 million, or 11%, during the third quarter of 2005 compared to the same period of 2004. The increase was mainly due to an increase in bulletin and poster revenues primarily attributable to increased rates during 2005. Increased revenues from the Company's airport, street furniture and transit advertising displays also contributed to the revenue increase. Growth occurred across the Company's markets including strong growth in New York, Miami, Houston, Seattle, Cleveland and Las Vegas. Strong advertising client categories for the nine months ended September 30, 2005 included automotive, entertainment and amusements, business and consumer services, retail and telecommunications.
     Divisional operating expenses increased $5.7 million to $168.5 million, or 4%, during the third quarter as compared to the same period in 2004. The increase is related to increases in site lease expenses, commission expenses associated with the increase in revenue and direct production expenses.

     --  International Outdoor

     International revenues increased $36.3 million to $350.3 million, or 12%, during the three months ended September 30, 2005 as compared to the same period in 2004. Included in the revenue growth is approximately $22.9 million in revenue from Clear Media. In addition, the remaining revenue growth was attributable to increases in the Company's street furniture and transit revenues. Leading markets contributing to the Company's international revenue growth were China, Italy, Sweden and Australia.
     Divisional operating expenses grew $46.3 million to $314.9 million, or 17%, during the quarter ended September 30, 2005 as compared to the same period of the 2004. The Company's consolidation of Clear Media contributed approximately $12.5 million to the increase. Also, the Company restructured its business in France during the third quarter of 2005 and recorded approximately $26.6 million in restructuring costs.

     Live Entertainment

     Live Entertainment revenues increased $8.8 million, or 1%, for the third quarter of 2005 compared to the same period of 2004. The revenue increase was led by the Company's European music division partially as a result of acquiring a controlling majority interest in Mean Fiddler, one of the leading promoters of music festivals and venues in the United Kingdom, which contributed approximately $41.9 million to the net increase, which was partially offset by a decline in revenue from the Company's domestic music and theater divisions. This was the result of a decline in the number of events and average ticket prices in the current year compared to 2004. The fewer number of events led to a decline in ticket and ancillary revenues. The third quarter revenues also included a decline of approximately $6.1 million related to foreign exchange compared to 2004 due to the strengthening of the U.S. dollar relative to the Company's international functional currencies.
     Live Entertainment expenses increased $14.3 million for the third quarter of 2005 compared to the same period of 2004. During the quarter, Live Entertainment experienced unusual charges of $8.4 million related to certain legal costs and certain severance costs in conjunction with reorganizing the division. Also included in the increase is approximately $34.4 million from the consolidation of Mean Fiddler. These increases were offset by approximately $5.3 million from decreases in foreign exchange due to the strengthening of the U.S. dollar and by decreases in talent costs associated with the decrease in revenues.

     Update to Strategic Realignment of Businesses

     On April 29, 2005, the Company announced a plan to strategically realign its businesses. This plan includes an initial public offering ("IPO") of approximately 10% of the common stock of the Company's outdoor business ("Clear Channel Outdoor") and a 100% spin-off of its entertainment business ("Clear Channel Entertainment"). The closing of the IPO and spin-off of Clear Channel Entertainment is subject to approval of the Company's Board of Directors, receipt of a tax opinion of counsel and letter ruling from the IRS relating to the Clear Channel Entertainment spin-off, favorable market conditions, the filing and effectiveness of registration statements with the Securities and Exchange Commission and other customary conditions. Both of these transactions continue to progress and are expected to close by the end of the year.
     It is the Company's current intention to return approximately $1.6 billion of capital to shareholders through either share repurchases, a special dividend or a combination of both. It is the Company's current intention to pay a special dividend in 2006 after taking into account the results of the Company's share repurchases, and subject to the Company's financial condition, and market and economic conditions among other factors. The Company intends to fund any share repurchases and/or a special dividend from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations. The timing and amount of a special dividend, if any, is in the discretion of the Board of Directors and may be based on the economic and market factors described above, among others.

     Conference Call

     The Company will host a teleconference to discuss its results on October 24 at 5:00 p.m. Eastern Time. The conference call number is 800-309-1245 and the pass code is 4524545. Please call 10 minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call. The replay number is 888-203-1112 and the pass code is 4524545. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 -- Financial Highlights of Clear Channel Communications Inc.
           and Subsidiaries


(In thousands,                         Three Months Ended
 except per share data)                   September 30,
                                   ---------------------------
                                       2005          2004         %
                                    (Unaudited)   (Unaudited)  Change
                                   ------------- ------------- -------
Revenue                              $2,676,879    $2,648,873   1.1%
Divisional operating expenses         2,009,274     1,937,194
Corporate expenses                       49,966        46,645
Non-cash compensation expense             2,725           786
Depreciation and amortization           169,667       170,150
                                   ------------- -------------
Operating Income                        445,247       494,098  (9.9%)

Interest expense                        113,666        91,607
Gain (loss) on marketable
 securities                                (815)        3,485
Equity in earnings of
 nonconsolidated affiliates              12,341         3,194
Other income (expense) -- net            (3,477)         (622)
                                   ------------- -------------
Income before income taxes              339,630       408,548
Income tax benefit (expense):
 Current                                (47,999)      (44,072)
 Deferred                               (86,156)     (103,242)
                                   ------------- -------------

Net Income                             $205,475      $261,234  (21.3%)
                                   ============= =============

Net Income per share:
  Basic                                    $.38          $.45  (15.6%)
                                   ============= =============

  Diluted                                  $.38          $.44  (13.6%)
                                   ============= =============
  Weighted average shares
   outstanding -- diluted               543,475       587,852



TABLE 2 -- Selected Balance Sheet Information


                                           September 30,   June 30,
(In millions)                                  2005          2005
                                           ------------- -------------

Cash                                             $412.7        $321.3
Total Current Assets                           $2,701.3      $2,700.6
Net Property, Plant and Equipment              $4,096.2      $3,961.6
Total Assets                                  $20,309.4     $20,090.7
Current Liabilities
 (excluding current portion
 of long-term debt)                            $2,016.2      $2,247.7
Long-Term Debt
 (including current
 portion of long-term debt)                    $8,001.0      $7,896.7
Shareholders' Equity                           $8,786.0      $8,662.1


TABLE 3 -- Capital Expenditures


                                            Three Months Ended
                                               September 30,
                                            ------------------
(In millions)                                 2005      2004
                                            --------  --------

Non-revenue producing                         $57.7     $50.1
Revenue producing                              50.5      35.9
                                            --------  --------
  Total capital expenditures                 $108.2     $86.0
                                            ========  ========


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.


TABLE 4 -- Long-Term Debt


(In millions)                        September 30, 2005
                                     ------------------

Bank Credit Facilities                        $1,201.5
Public Notes                                   6,551.9
Other Debt                                       247.6
                                     ------------------
  Total                                       $8,001.0
                                     ==================
*T

     Liquidity and Financial Position

     For the nine months ended September 30, 2005, cash flow from operating activities was $1.1 billion, cash flow used in investing activities was $419.0 million, and cash flow used in financing activities was $448.8 million for a net increase in cash of $202.3 million.
     Leverage, defined as debt(a), net of cash, divided by the trailing 12-month pro forma EBITDA(b), was 3.5x at September 30, 2005.
     At September 30, 2005, 66% of the Company's debt bears interest at fixed rates and 34% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at September 30, 2005 was 5.7%.
     The Company redeemed all of the remaining outstanding 6.5% Senior Euro-Denominated Notes at maturity on July 7, 2005, for EUR 195.6 million.
     As of October 24, 2005, Clear Channel has approximately $298.4 million available on its bank credit facility. The Company does not have any public debt maturing during the remainder of 2005. The Company may utilize existing capacity under its bank facilities and other available funds for future maturities or redemptions of debt. Redemptions or repurchases will occur through open market purchases, privately negotiated transactions, or other means.
     Under the Company's current $1.0 billion share repurchase plan that was authorized by its board of directors in August 2005, the Company has repurchased approximately 1.8 million shares for approximately $57 million.

     (a) As defined by Clear Channel's credit facility, debt is long-term debt of $8,001 million plus letters of credit of $224 million; guarantees of third-party debt of $13 million; net original issue discount/premium of $10 million; deferred purchase consideration of $13 million included in other long-term liabilities; plus the fair value of interest rate swaps of $21 million; and less purchase accounting premiums of $11 million.

     (b) As defined by Clear Channel's credit facilities, pro forma EBITDA is the trailing 12-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing 12-month period.

     Supplemental Disclosure Regarding Non-GAAP Financial Information

     The following tables set forth Clear Channel's Operating Income, D&A and Non-cash compensation expense for the three months ended September 30, 2005 and 2004. The Company defines "Operating Income before D&A and Non-cash compensation expense" as net income adjusted to exclude the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) -- net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; D&A; and, Non-cash compensation expense.
     The Company uses Operating Income before D&A and Non-cash compensation expense, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
     The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.
     Since Operating Income before D&A and Non-cash compensation expense is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Operating Income, D&A and Non-cash compensation expense are all financial statement line items included on the Company's statement of earnings. Operating Income before D&A and Non-cash compensation expense is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income
(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions, which are excluded.
     As required by the SEC, the Company provides reconciliations below of Operating Income before D&A and Non-cash compensation expense to consolidated operating income; Operating Income before D&A and Non-cash compensation expense to net income, the most directly comparable amounts reported under GAAP; and, Net Income and Diluted Earnings Per Share excluding certain items, if applicable.

TABLE 5 -- Reconciliation of Operating Income before Depreciation and Amortization (D&A) and Non-cash Compensation Expense to Operating Income

                                                           Operating
                                                         Income before
                                                            D&A and
                   Operating   Non-cash    Depreciation    Non-cash
                    income   compensation       and      compensation
(In thousands)      (loss)      expense    amortization     expense
                   --------- ------------- ------------- -------------

Three Months Ended
September 30, 2005
------------------
Radio Broadcasting $336,445           $--       $36,185      $372,630
Outdoor              89,219            --        95,405       184,624
Live Entertainment   70,154            --        15,341        85,495
Other                 6,802            --        18,054        24,856
Corporate           (57,373)        2,725         4,682       (49,966)
                   --------- ------------- ------------- -------------
 Consolidated      $445,247        $2,725      $169,667      $617,639
                   ========= ============= ============= =============

Three Months Ended
September 30, 2004
------------------
Radio Broadcasting $383,779          $221       $37,887      $421,887
Outdoor              72,529            --        96,254       168,783
Live Entertainment   75,896            --        15,134        91,030
Other                14,205            --        15,774        29,979
Corporate           (52,311)          565         5,101       (46,645)
                   --------- ------------- ------------- -------------
 Consolidated      $494,098          $786      $170,150      $665,034
                   ========= ============= ============= =============


TABLE 6 -- Reconciliation of Operating Income before Depreciation and amortization (D&A) and Non-cash compensation expense to Net income

                                                 Three months ended
(In thousands)                                      September 30,
                                                  2005        2004
                                               ----------- -----------
Operating Income
 before D&A and Non-cash compensation expense    $617,639    $665,034
Non-cash compensation expense                       2,725         786
Depreciation & amortization                       169,667     170,150
                                               ----------- -----------
Operating Income                                  445,247     494,098

Interest expense                                  113,666      91,607
Gain (loss) on marketable securities                 (815)      3,485
Equity in earnings
 of nonconsolidated affiliates                     12,341       3,194
Other income (expense) -- net                      (3,477)       (622)
                                               ----------- -----------

Income before income taxes                        339,630     408,548
Income tax (expense) benefit:
  Current                                         (47,999)    (44,072)
  Deferred                                        (86,156)   (103,242)
                                               ----------- -----------

Net income                                       $205,475    $261,234
                                               =========== ===========


     About Clear Channel Communications

     Clear Channel Communications Inc. (NYSE:CCU) is a global media and entertainment company specializing in "gone from home" entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company's businesses include radio, outdoor displays, live entertainment events and venues, and television stations. See us on the web at www.clearchannel.com.

     Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The Company cannot provide any assurance that the IPO of Clear Channel Outdoor, the spin-off of Clear Channel Entertainment or the payment of the one-time/special dividend will be completed, or the terms of which all of the transactions will be consummated. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: risks inherent in the contemplated IPO, spin-off, cash dividends or borrowings; costs related to the proposed transactions; distraction of the Company and its management team as a result of the proposed transactions; changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising and entertainment industries); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications', Clear Channel Outdoor's and Clear Channel Entertainment's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications' reports filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1. Business -- Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
     A registration statement relating to the IPO of Clear Channel Outdoor common stock and an information statement relating to the spin-off of Clear Channel Entertainment have been filed with the Securities and Exchange Commission, but are not declared effective by the Securities and Exchange Commission.
     This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of Clear Channel Outdoor common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any such offering of securities will be made only by means of a prospectus included in the registrations statement filed with the Securities and Exchange Commission.


    CONTACT: Clear Channel Communications Inc., San Antonio
             Investors:
             Randy Palmer, 210-832-3315
             or
             Media:
             Lisa Dollinger, 210-832-3474
             http://www.clearchannel.com